Summary of

Dollar General Corporation Life Insurance Program

as Applicable to Executive Officers

Dollar General Corporation (the "Company") has established a life insurance program for salaried employees.  Currently, a death benefit equal to 2.5 times the employee’s annual base salary, up to a maximum of $3 million, is provided to a limited group of salaried employees, including the Company’s executive officers.  A lesser death benefit is provided to other groups of salaried employees.

The life insurance coverage offered through the program may be provided through a variety of means, including individual (which may be owned by the individual or by the Company) or group policies with universal, whole or term insurance, or through payment out of the Company’s general assets, as determined by the Company in its sole discretion. In addition, certain of these policies may accumulate a cash value which may inure to the benefit of either the Company or the individual.  Regardless of the method for providing the coverage, the Company grosses up payments to cover any required taxes on premiums or imputed income for salaried employees of the Company serving as officers.